[ARMOR HOLDINGS, INC.]

                                                                                                 FOR IMMEDIATE RELEASE
----------------------------------------------------------------------------------------------------------------------

COMPANY CONTACT:                       MEDIA CONTACT:                             INVESTOR RELATIONS CONTACT:
----------------                       --------------                             ---------------------------

Robert R. Schiller                     Michael Fox                                James R. Palczynski
President & Chief Operating Officer    President, Corporate Communications Group  Principal
Armor Holdings, Inc.                   Integrated Corporate Relations, Inc.       Integrated Corporate Relations, Inc.
904.741.5400                           203.682.8218                               203.682.8229
www.armorholdings.com                  mfox@icrinc.com                            jp@icrinc.com

                  ARMOR HOLDINGS, INC. REPORTS RECORD REVENUES
                              IN THE THIRD QUARTER

           - 3Q05 EPS INCREASE 5.7% TO $0.74 VS. PRIOR YEAR OF $0.70 -

  - 3Q05 INCLUDES CHARGE OF $0.33 RELATING TO VOLUNTARY ZYLON(R) VEST EXCHANGE
                                   PROGRAM -

    - RESETS FY05 EPS GUIDANCE TO $3.55 TO $3.65 TO REFLECT ZYLON(R) CHARGE,
                          IMPROVED OPERATING OUTLOOK -

       - MANAGEMENT COMMENTS THAT FY06 EXPECTATIONS CONTINUE TO IMPROVE -

  JACKSONVILLE, FLORIDA - OCTOBER 20, 2005 - ARMOR HOLDINGS, INC. (NYSE:AH), a
leading manufacturer and distributor of security products and vehicle armor systems serving military, law enforcement, homeland security and commercial markets, announced today financial results for the third quarter ended September
30, 2005.

THIRD QUARTER RESULTS

For the third quarter ended September 30, 2005, the Company reported revenue of
$447.7 million, an increase of 74.3% versus the year-ago quarter's $256.8 million. Net income for the third quarter was $26.5 million, or $0.74 per diluted share, versus the year-ago quarter net income of $23.9 million, or $0.70 per diluted share. Included in the third quarter 2005 results is a $19.4 million pre-tax charge, or $0.33 per diluted share after tax charge, due to a voluntary
Zylon(R) vest exchange program previously announced in August 2005, as well as
$0.7 million of pre-tax integration costs, or $0.01 per diluted share, on an after-tax basis. There is also a $1.3 million net pre-tax gain included in other income, or $0.03 per diluted share after tax, resulting from the unexercised expiration of 1.5 million previously announced put option contracts, as well as an increase in the fair market value of 1 million put option contracts expiring prior to July 2006. Included in the results for the third quarter ended
September 30, 2004, is a $5.0 million pre-tax charge, or $0.09 per diluted share on an after-tax basis, for the prior year warranty revision and product exchange program concerning the Company's Zylon(R)-based ballistic vests, as well as $0.9 million, or $0.02 per diluted share on an after-tax basis, of integration and other charges.

Internal revenue growth (decline), assuming that companies acquired after
December 31, 2003, were owned effective January 1, 2004, was 48.4%, including
0.4% for foreign currency movements. Internal revenue growth (decline) by segment, including foreign currency movements, was 83.7% for the Aerospace &
Defense Group, (10.7%) for the Products Division and 2.3% for the Mobile
Security Division. Excluding Second Chance, which was purchased out of bankruptcy and had experienced legal and financial troubles, internal revenue growth (decline) was (4.0%) for the Products Division.

                                    - MORE -

      13386 INTERNATIONAL PARKWAY JACKSONVILLE, FL 32218 TEL: 904.741.5400
                               FAX: 904.741.5403

                                      - 2 -

The Company's gross profit margin in the third quarter decreased to 22.2% of revenues versus 27.8% in the year-ago quarter. The reduction in gross profit margin from the prior year was largely a function of revenue mix within the
Aerospace & Defense Group. The gross profit margin excludes separately identified cost associated with the vest exchange program/warranty revision for both 2005 and 2004. The Company's selling, general and administrative expenses as a percentage of revenue improved to 7.8% of revenue versus 8.8% of revenue in the year-ago quarter. This improvement was primarily due to the Company's ability to continue to scale its business.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the third quarter increased by 5.9% to $47.5 million versus $44.8 million in the year-ago quarter. Following this press release is a reconciliation of net income to EBITDA for the three months ended September 30, 2005 and 2004.

Net cash provided by operating activities for the third quarter was $1.4 million versus $13.9 million in the year-ago quarter. Free cash flow, defined as net cash provided by operating activities less purchase of property and equipment, was negative ($1.5) million versus positive $9.9 million in the same period last year. Following this press release is a reconciliation of net cash provided by operating activities to free cash flow for the three months ended September 30,
2005 and 2004. The decrease in net cash provided by operating activities and free cash flow was primarily due to a $55 million increase in the Aerospace &
Defense Group receivables during the third quarter. This increase in Aerospace &
Defense Group receivables corresponds with a $70 million increase in Aerospace &
Defense Group revenues generated in the last two months of the third quarter of
2005 versus the last two months of the second quarter of 2005.

Robert R. Schiller, President and Chief Operating Officer of Armor Holdings,
Inc., commented, "We are pleased with our current period results, our near-term outlook, and the strategic progress we continue to make in a variety of markets.
We believe that we are now effectively positioned for sustainable volume as a result of our research and development efforts and the high level of interest for the M1151/52 light armored vehicle program. Further, we are very excited about our evolving competitive advantages in the individual equipage market. Our acquisition of Specialty Defense and the purchase of assets from the Second
Chance bankruptcy proceeding have improved our presence in this growing market and helped to diversify our revenue base."

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2005, the Company reported revenue of
$1,184.3 million, an increase of 84.4% versus the year-ago comparable period's
$642.1 million. Net income for the nine months ended September 30, 2005, was
$94.9 million, or $2.66 per diluted share, versus the year-ago level of $54.2 million, or $1.72 per diluted share. Included in the nine months ended September
30, 2005, results is a previously announced $19.4 million charge or $0.33 per diluted share after tax, due to a voluntary Zylon(R) vest exchange program.
There are also $2.3 million of pre-tax integration costs, or $0.04 per diluted share on an after-tax basis, recorded in the first nine months of 2005. There is also a $5.0 million, net pre-tax gain included in other income, or $0.14 per diluted share after tax, resulting from the unexercised expiration of our 2.5 million put option contracts and an increase in the fair market value of 1 million put option contracts expiring prior to July 2006. Included in the first nine months of 2004 results was a $6.3 million, or $0.20 per share, non-cash charge due to the accelerated vesting of performance based, long-term, restricted stock awards granted to certain senior executives in 2002, as well as a $5.0 million pre-tax charge, or $0.09 per diluted share on an after-tax basis, for the prior year warranty revision and product exchange program concerning the
Company's Zylon(R)-based ballistic vests. The Company also incurred approximately $3.4 million, or $0.06 per share on an after-tax basis, of integration and other charges in the first nine months of 2004.

                                    - MORE -

                                     - 3 -

Internal revenue growth (decline), assuming that companies acquired after
December 31, 2003, were owned effective January 1, 2004, was 60.0%, including
0.5% for foreign currency movements. Internal revenue growth (decline) by segment, including foreign currency movements, was 101.0% for the Aerospace &
Defense Group, (2.7%) for the Products Division and 22.9% for the Mobile
Security Division. Excluding Second Chance, which was purchased out of bankruptcy and had experienced legal and financial troubles, internal revenue growth (decline) was flat for the Products Division.

The Company's gross profit margin in the nine months ended September 30, 2005, decreased to 24.2% of revenues versus the year-ago level of 28.9% of revenues.
The reduction in gross profit margin was largely a function of revenue mix within the Aerospace & Defense Group and lower selling prices negotiated on the
HMMWV contract renewal, which began to impact gross margins in the third quarter of 2004. Aerospace & Defense Group margins were also negatively impacted by short term increases in costs associated with the Company's ceramic SAPI plate program. The Company expects its SAPI gross margins to rebound by the first quarter of 2006. The Company's selling, general and administrative expenses as a percentage of revenue improved to 8.8% of revenue versus the year-ago level of
10.8% of revenue. This improvement was primarily due to the Company's ability to continue to scale its business.

EBITDA for the nine months ended September 30, 2005, increased by 57.2% to
$169.1 million versus the year-ago level of $107.6 million. Following this press release is a reconciliation of net income to EBITDA for the nine months ended
September 30, 2005 and 2004.

Net cash provided by operating activities for the nine months ended September
30, 2005, was $59.5 million versus the year-ago level of $23.7 million. Free cash flow, defined as net cash provided by operating activities less purchase of property and equipment, was $48.4 million versus the year-ago level of $12.7 million. The Company is targeting $100.0 million of free cash flow for the fiscal year 2005. Following this press release is a reconciliation of net cash provided by operating activities to free cash flow for the nine months ended
September 30, 2005 and 2004. The increase in net cash provided by operating activities and free cash flow resulted primarily from increased profitability.

BALANCE SHEET

As of September 30, 2005, the Company reported a combined cash and cash equivalents and short-term investments balance of $426.9 million compared to
$234.5 million at September 30, 2004. Total debt (short-term, current portion and long-term) at September 30, 2005, of $498.1 million includes the Company's
$345 million, 2% Senior Subordinated Convertible Notes issued in the fourth quarter of 2004. This compares to total debt (short-term, current portion and long-term) at September 30, 2004, of $157.0 million.

As of September 30, 2005, the Company has sold put options covering 3.5 million shares of the Company's common stock in various private transactions of which put options covering 2.5 million shares expired unexercised. The remaining put options covering 1 million shares (2.9% of outstanding shares) have a weighted average strike price of $40.00 per share and expire prior to July 2006. If the purchasers exercise the put options, the Company will be required to repurchase its shares or enter into alternative cash settlement arrangements at the negotiated strike price. If all of these put options are exercised, the Company would have 6.3 million shares remaining under its repurchase programs. If the
Company's stock price were to decline below $38.18 on the settlement date of the remaining put options, the Company would be required to record a loss on the put options that may be material depending on the final closing price of the
Company's stock on the expiration dates.

                                    - MORE -

                                     - 4 -

GUIDANCE

The Company has increased the guidance range that it issued on July 21, 2005, for fiscal 2005 revenues to $1.60 billion to $1.63 billion from $1.45 billion to
$1.55 billion. Diluted earnings per share are now expected to be in a range of
$3.55 to $3.65, which includes a $0.33 charge related to the voluntary Zylon(R)
vest exchange program. The current guidance range also includes $0.05 to $0.06 of integration costs, and $0.09 of put option income, net of non-operating asset write-offs. The Company expects fourth quarter diluted earnings per share of
$0.92 to $0.97 after approximately $0.01 of integration costs. The Company would like to note that its earnings per share estimates for the fourth quarter 2005 exclude the additional potential impact of any non-operating, non-cash expense or income associated with outstanding put options. This potential put option expense or income will fluctuate with Armor Holdings' share price movement.

Robert Schiller commented, "We are focused on the fact that Armor Holdings'
common stock is currently trading at a discount to its peer group for a variety of reasons, and we continuously evaluate strategies to maximize shareholder value. We are increasingly comfortable with our prospects for fiscal 2006.
Ongoing interest in the M1151/52 program, continued demand for the M1114
Up-Armored HMMWV into 2006, as well as growth in individual soldier equipment, prompts us to believe that fiscal year 2006 revenue should be at least equal to fiscal year 2005 actual revenue, or approximately $1.6 billion. As a result, we expect minimum earnings per share in 2006 of $3.55 prior to any acquisitions, which given our cash balance could be meaningfully accretive."

CONFERENCE CALL SCHEDULED FOR OCTOBER 20, 2005, AT 5:00 PM (EASTERN)

As previously announced, the Company will hold a teleconference at 5:00 PM
(Eastern) on October 20, 2005, to discuss its third quarter results.

There are two ways to participate in the conference call - via teleconference or webcast. Access the webcast by visiting the Armor Holdings, Inc. website
(http://www.armorholdings.com). You may listen by selecting Investor Relations and clicking on the microphone.

Via telephone, the dial-in number is 1-800-288-8961 for domestic callers or
1-612-332-0932 for international callers. There is no passcode required for this call. There will be a question/answer session at the end of the conference call, at which point only securities analysts will be able to ask questions. However, all callers will be able to listen to the questions and answers during this period.

An archived copy of the call will be available via replay at 1-800-475-6701 -
access code 799733 for domestic callers, or 1-320-365-3844 - access code 799733 for international callers. The teleconference replay will be available beginning at 9:30 p.m. on Thursday, October 20th, and ending at 11:59 p.m. on Thursday,
October 27th.

ABOUT ARMOR HOLDINGS

Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets.
Additional information can be found at http://www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as
"anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the Company's Registration Statement on Form S-3, its 2004 Form 10-K and amendments thereto and most recently filed Forms 8-K and
10-Q.

All references to earnings per share amounts in this press release are on a fully diluted basis.

                                - TABLES FOLLOW -

                                     - 5 -

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS ENDED                           NINE MONTHS ENDED
                                             SEPTEMBER 30, 2005    SEPTEMBER 30, 2004     SEPTEMBER 30, 2005   SEPTEMBER 30, 2004
                                            --------------------  -------------------    -------------------  --------------------

REVENUES:

  Aerospace & Defense                               $ 339,113           $  160,238              $ 856,271             $ 371,019
  Products                                             75,911               64,659                221,274               184,242
  Mobile Security                                      32,640               31,906                106,726                86,874
                                            --------------------  -------------------    -------------------  --------------------
  Total revenues                                      447,664              256,803              1,184,271               642,135

COSTS AND EXPENSES:
  Cost of revenues                                    348,238              185,457                897,733               456,771
  Cost of vest exchange program/warranty
     revision                                          19,400                5,000                 19,400                 5,000
  Selling, general and administrative
       expenses                                        34,723               22,695                104,073                69,332
  Amortization                                          2,141                  984                  6,217                 2,937

  Integration                                             673                  551                  2,307                 2,034
  Other charges                                             -                  381                      -                 7,702
                                            --------------------  -------------------    -------------------  --------------------

OPERATING INCOME                                       42,489               41,735                154,541                98,359

  Interest expense, net                                 1,379                1,400                  5,138                 5,185

  Other (income) expense, net                         (1,370)                  154                (3,340)                 (121)
                                            --------------------  -------------------    -------------------  --------------------

INCOME FROM CONTINUING
   OPERATIONS BEFORE PROVISION
   FOR INCOME TAXES                                    42,480               40,181                152,743                93,295

PROVISION FOR INCOME TAXES                             15,997               16,307                 57,816                39,072
                                            --------------------  -------------------    -------------------  --------------------

INCOME FROM CONTINUING
   OPERATIONS                                          26,483               23,874                 94,927                54,223

(LOSS) FROM DISCONTINUED
   OPERATIONS, NET OF TAX                                   -                    -                      -                  (38)
                                            --------------------  -------------------    -------------------  --------------------

NET INCOME                                          $  26,483            $  23,874               $ 94,927              $ 54,185
                                            ====================  ===================    ===================  ====================

NET INCOME PER COMMON SHARE -
   BASIC
INCOME FROM CONTINUING
   OPERATIONS                                        $   0.76             $   0.73                $  2.76               $  1.79

(LOSS) FROM DISCONTINUED
   OPERATIONS                                               -                    -                      -                  0.00
                                            --------------------  -------------------    -------------------  --------------------
BASIC EARNINGS PER SHARE                             $   0.76             $   0.73                $  2.76               $  1.79
                                            ====================  ===================    ===================  ====================
NET INCOME PER COMMON SHARE -
   DILUTED
INCOME FROM CONTINUING                               $   0.74             $   0.70                 $ 2.66               $  1.72
   OPERATIONS

(LOSS) FROM DISCONTINUED
   OPERATIONS                                               -                    -                      -                  0.00
                                            --------------------  -------------------    -------------------  --------------------
DILUTED EARNINGS PER SHARE                           $   0.74             $   0.70                 $ 2.66               $  1.72
                                            ====================  ===================    ===================  ====================
WEIGHTED AVERAGE DILUTED                               35,959               34,198                 35,675                31,498
   SHARES                                   ====================  ===================    ===================  ====================

                                     - 6 -

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(UNAUDITED)

(IN THOUSANDS)                                         THREE MONTHS ENDED                           NINE MONTHS ENDED
                                             SEPTEMBER 30, 2005    SEPTEMBER 30, 2004     SEPTEMBER 30, 2005   SEPTEMBER 30, 2004
                                            --------------------  -------------------    -------------------  --------------------

Net income                                           $ 26,483            $  23,874               $ 94,927             $  54,185

Plus:  Loss from discontinued operations,
  net of tax                                                -                    -                      -                    38

Plus:  Provision for income taxes                      15,997               16,307                 57,816                39,072

Plus:  Other (income) expense, net                    (1,370)                  154                (3,340)                 (121)

Plus:  Interest expense, net                            1,379                1,400                  5,138                 5,185
                                            --------------------  -------------------    -------------------  --------------------

Operating income                                       42,489               41,735                154,541                98,359

Plus:  Amortization (Note A)                            2,141                  984                  6,217                 2,937

Plus:  Depreciation                                     2,848                2,128                  8,359                 6,281
                                            --------------------  -------------------    -------------------  --------------------

EBITDA (Note B)                                      $ 47,478             $ 44,847              $ 169,117             $ 107,577
                                            ====================  ===================    ===================  ====================

Note A.  Amortization for acquired intangibles with finite useful lives.

Note B.  EBITDA, which represents the results from continuing operations before interest, other (income) expense, income taxes, and certain non-cash items, including depreciation and amortization, is presented in the earnings release because our credit facility and the trust indentures under which our $150 million 8.25% Senior Subordinated Notes maturing in 2013 and our $345 million 2% Senior Subordinated
         Convertible Notes maturing in 2024, unless earlier converted, redeemed or repurchased, are issued, contain financial covenants which generally are based, in part, on EBITDA. Additionally, management believes that
         EBITDA, as defined, is a common alternative to measure value and performance. We cannot assure you that these measures are comparable to similarly titled measures presented by other companies.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

(IN THOUSANDS)                                         THREE MONTHS ENDED                           NINE MONTHS ENDED
                                             SEPTEMBER 30, 2005    SEPTEMBER 30, 2004     SEPTEMBER 30, 2005   SEPTEMBER 30, 2004
                                            --------------------  -------------------    -------------------  --------------------

Net cash provided by operating activities              $1,446            $  13,894               $ 59,477             $  23,741

Less:  Purchase of property and equipment             (2,909)              (3,957)               (11,055)              (11,061)
                                            --------------------  -------------------    -------------------  --------------------

Free cash flow (Note C)                             $ (1,463)             $  9,937               $ 48,422             $  12,680
                                            ====================  ===================    ===================  ====================

Note     C. Free cash flow, which represents the net cash provided by operating activities less purchase of property and equipment, is presented in the earnings release because management believes that free cash flow is a common alternative to liquidity. Management considers the purchase of property and equipment to be a normal and recurring expenditure. By deducting purchase of property and equipment from net cash provided by or used in operations, management believes this measure provides a more thorough measurement of operating cash flow. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.

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